Exhibit 6.11

AMENDED AND RESTATED OPERATING AGREEMENT

This Amended and Restated Operating Agreement (this “Agreement”) of Midnight Auteur, LLC a Colorado limited liability company (the “Company”), is adopted, executed, and agreed to by the Members (as defined below) effective as of January 5, 2021, and amends and restates, in its entirety, that certain Operating Agreement of Midnight Auteur, LLC, dated November 10, 2020.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members of the Company hereby agree with each other as follows:

ARTICLE I (Definitions)

The following terms used in this Agreement shall have the following meanings:

“Additional Capital Contribution” means any contribution by a Class A Member or Class B Member to the capital of the Company in cash, property, services rendered, or a promissory note or other obligation to contribute cash, property, or services (other than an Initial Capital Contribution) made pursuant to Section 9.2 of this Agreement.

“Adjusted Capital Contribution” means, as of any day, a Class A Member or Class B Member’s Capital Contributions adjusted as follows:

(i)	Increased by the amount of any Company liabilities which are assumed by such Member or are secured by any Company property distributed to such Member;

(ii)	Increased by any amounts actually paid by such Member to any Company lender upon a loan for which the Company was the primary obligor; and

(iii)	Reduced by the amount of cash and the Gross Asset Value of any Company property distributed to such Member and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

In the event any Member transfers all or any portion of his/her Interest in accordance with the terms of this Agreement, his transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred Interest.

“Articles” or “Articles of Organization” means the Articles of Organization of the Company filed with the Colorado Secretary of State on November 10, 2020 at File No. 20201968810, and as the same may, from time to time, be amended.

“Capital Account” means, as of a given date, the Capital Contribution to the Company by a Member as adjusted pursuant to the terms hereof up to the date in question.

“Capital Contribution” means any contribution by a Class A Member or Class B Member to the capital of the Company in cash, property, services rendered, or a promissory note or other obligation to contribute cash, property, or services, including, without limitation, the Initial Capital Contribution and any Additional Capital Contribution(s).

“Initial Capital Contribution” means the initial Capital Contribution of the Members reflected on Exhibit A attached hereto which shall include all cash contributed by a Member without taking into consideration those adjustments referred to under the definition of Adjusted Capital Contributions.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue laws.

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“Deficit Capital Account” means, with respect to a Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

(i)	Increased by any amount which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704-2(d) of the Treasury Regulations) and in the minimum gain attributable to any partner non-recourse debt (as determined under Section 1.704-2(i)(3) of the Treasury Regulations); and

(ii)	Decreased by the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

This definition of Deficit Capital Account is intended to comply with the provision of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided further that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Partnership Representative.

“Economic Interest” shall mean a Member or Economic Interest Owner’s share of one or more of the Company’s Net Profits, Net Losses or distributions of the Company’s assets pursuant to this Agreement, but shall not include any right to participate in the management or affairs of the

Company including, without limitation, the right to vote on, consent to or otherwise participate in any decision of the Members. All non-economic rights are vested solely in the Class A Members.

“Economic Interest Owner” refers to a Person not admitted to the Company as a Class A Member but, nevertheless, is the owner of an Economic Interest. A “Class B Member,” though titled a “Member,” is only an Economic Interest Owner. Such Persons have only the economic rights granted herein, and do not possess any non-economic rights in the Company such as, without limitation, the right to vote.

“Entity” or “Person” means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, or other legal entity.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)	The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members collectively;

(ii)	The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as of the following times: (a) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an Interest in the Company; and (c) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b) (2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) of this sentence shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)	The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Members, provided that, if the distributee is a Member, the determination of the fair market value of the distributed asset shall require the consent of a Majority Interest; and

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(iv)	The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (i), (ii) or (iv) of this Section, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Interest,” “Company Interest” or “Class A Interest” shall mean and refer to the Interests of the Class A Members set forth on Exhibit A attached hereto, and as the same may be amended from time to time. Class A Interests shall always, in the aggregate, equal 100%. Interests may be adjusted from time-to-time (e.g. admittance of an additional Class A Member) and such changes shall be reflected upon supplements to Exhibit A. The Interest of a Class A Member shall be the weighted voting and participation right of the Class A Member. A Class B Member holds only an Economic Interest in the Company and is not entitled to vote or participate in the operation or management of the Company.

“Majority Interest” means one or more Class A Members having among them at least 51% of the outstanding Interests (Class A Interests) in the Company, subject to Section 18.17 herein.

“Manager” means the Person or Persons named in Exhibit A as the Manager(s) of the Company or the Person or Persons thereafter elected as Managers of the Company and does not include any Person that ceases to be a Manager pursuant to the provisions of this Agreement. The Company may have more than one Manager. If there is a single Manager, any reference to “Managers” in this Agreement shall refer to such single Manager. If there is more than one Manager, all references in this Agreement to the “Manager” in the singular or as “it,” “itself,” “him,” “her,” or other like references shall also, except where otherwise provided, shall refer to all of the Managers and will include the plural or the masculine, feminine, or neuter gender, as the context so requires.

“Member” means each of the Persons who execute a counterpart of this Agreement as a Member and each of the Persons who may hereafter become Additional Members pursuant to the terms of this Agreement but excluding all Persons that cease to be a Member. Membership is divided into two classes: “Class A” and “Class B.” The respective rights and duties of each class are described in this Agreement. Generally, all non-economic rights are vested in Class A. No rights to vote or otherwise participate in the management of the Company are vested in Class B. This Agreement specifically exempts Class B from the right to vote and also exempts Class B from holding “Interests,” as such term is defined herein. However, to the extent this Agreement treats the economic aspects of “Membership,” Class A and Class B are referred to collectively. For example, without limitation, where this Agreement refers to the Capital Contribution or Capital Account of a Member, it may refer to Class B or Class A, as appropriate. Where this Agreement refers to the rights of a “Member” to vote or otherwise participate in the business and affairs of the Company, this Agreement refers only to Class A.

“Net Distributable Cash” means the gross cash proceeds of the Company (including cash proceeds from the sale and disposition of real property) less the costs of operation and less that portion of proceeds used to pay (in whole or part) or establish and maintain reserves, in an amount not less than three percent (3%) of the Company’s annual gross revenue, for the payment of (in whole or part) all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Manager and as required under any agreements between the Company and third parties. Net Distributable Cash shall not be reduced by Depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves established pursuant to the first sentence of this definition.

“Net Profits” means, for each fiscal year, the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year under the cash receipts and disbursements method of accounting and as reported, separately or in the aggregate, as appropriate, on the Company’s information tax return filed for federal income tax purposes, plus any income described in Section 705(a)(1)(B) of the Code.

“Net Losses” means, for each fiscal year, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year under the cash receipts and disbursements method of accounting and reported, separately or in the aggregate, as appropriate, on the Company’s information tax return filed for federal income tax purposes, plus any expenditures described in Section 705(a)(2)(B) of the Code.

“Partnership Representative” means the Person named in Exhibit A as the Partnership Representative of the Company or the Person or Persons thereafter elected as Partnership Representative of the Company and does not include any Person that ceases to be a Partnership Representative pursuant to the provisions of this Agreement.

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“Profits” and “Losses” mean, for each fiscal year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)	Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)	Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)	In the event the Gross Asset Value of any Company asset is adjusted (as described in the definition for Gross Asset Value), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)	Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)	To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Interest or an Economic Interest Owner’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(vi)	Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to the provisions of this Agreement shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated shall be determined by applying rules analogous to those set forth in subsection (i) and (ii) of this definition.

“Property” refers to any real or personal property owned by the Company.

“Secretary of State” refers to the secretary of state of the State of Colorado.

“Super Majority” means one or more Class A Members having among them at least 75% of the outstanding Class A Interests in the Company, subject to Section 18.17 herein.

“Transfer” shall mean, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, to voluntarily or involuntarily transfer, sell, pledge, hypothecate, or otherwise dispose of.

“Treasury Regulations” includes proposed, temporary, and final regulations promulgated under the Code in effect as of the date of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

ARTICLE II (Organization)

2.1 Formation. The Company was formed as a limited liability company under the laws of the State of Colorado by the filing of its Articles of Organization.

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2.2 Name. The name of the Company is set forth in the Preamble to this Agreement, and all Company business shall be conducted in that name and such trade names the Manager(s) may select from time to time (that comply with applicable law and are duly filed or registered, as required). The name of the Company may be changed by an amendment to the Articles, approved and properly filed by the Manager(s).

2.3 Registered Agent; Principal Place of Business. The Company shall continuously maintain a registered agent for service of process upon the Company within the State of Colorado. The registered agent shall be the Person named in the Articles or such other Person as the Manager(s) may, from time to time, designate and register with the Secretary of State in the manner provided by law. The Company’s principal place of business shall be at such place as the Manager(s) may, from time to time, designate and which need not be in the State of Colorado.

2.4 Purpose and Scope. The purpose of the Company shall be to provide management and hospitality services to lifestyle hotels or to invest in or own entities engaged in the foregoing. The Company may engage in all activities incidental, necessary, or convenient to the foregoing and that may be properly exercised by a limited liability company under the laws of the State of Colorado. The Company may engage in any and all other activities as determined by the Manager(s) from time to time.

2.5 Term. The Company commenced on the date of filing its Articles in the State of Colorado and shall continue in existence until such time as may be determined in accordance with the terms of the Articles, this Agreement.

ARTICLE III (Administrative)

3.1 Tax Status of Company. The Company and the Members intend for the Company to be treated as a partnership for federal and state income tax purposes, and this Agreement may not be construed to suggest otherwise. Notwithstanding such tax classification, the Members do not intend that the Company be treated as a partnership for other purposes including, without limitation, state law purposes, and no Member shall be considered or determined a partner or joint venturer of any other Member as a consequence of this Agreement. Without limitation no Member or Manager shall be liable under a judgment decree, or order of a court, or in any other manner, for a debt, obligation, or liability of the Company.

3.2 Transactions with Related Parties. The Company may transact business with any Member or Manager or Entity in which a Manager or Member may be interested; provided the terms of those transactions are not materially less favorable than those the Company would obtain from unrelated third parties.

3.3 Loans to Company. Other than compliance with any specific provisions of this Agreement (such as Section 3.2 above), nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

3.4 Accounting Method. The books and records of account of the Company shall be maintained in the method of accounting determined by the Manager but consistent with the intent of being treated for tax purposes as a partnership.

3.5 Accounting Period. The Company’s accounting period shall be the calendar year except that the Company’s first accounting period shall commence on the day the Company’s operations begin and end on the last day of the same calendar year.

ARTICLE IV (Management)

4.1 Management. Except for situations in which the approval of the Members is required by this Agreement or by non-waivable provisions of applicable law: (i) the business and affairs of the Company shall be managed by its designated Managers(s), and (ii) the Manager(s) shall have full and complete power, authority, and discretion to make any and all decisions and to do any and all things which the Manager(s) deem reasonably required in light of the Company’s business and objectives.

4.2 Number and Tenure of Managers. Manager(s) shall be elected by the vote of a Super Majority. The number and tenure of the Manager(s) may also be changed from time to time by the vote of a Super Majority, but in no instance shall there be less than one Manager. The Class B Members shall have no right to participate in the election, removal or replacement of Managers nor in the decision as to the number of Managers by which the Company is to be controlled. A Manager shall hold office until the natural expiration of the Manager’s term and his or her successor is duly elected and qualified, or until removed, or until such Manager’s earlier death or resignation. If a vacancy occurs and through inadvertence or intentional action, the Company is without any Managers, then management shall vest until an election occurs, in the Class A Members; however, in such an instance, any act or decision on behalf of the Company shall require the consent of a Super Majority. A Manager need not be a resident of the State of Colorado and need not be a natural person.

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4.3 Initial Management Structure. The initial Manager(s) shall consist of the Persons so named in Exhibit A.

4.4 General Manner of Acting. Acts of the Company shall require the express written approval or consent of all of the Managers. For purposes of evidencing the Managers’ written approval or consent, however, such requirement may be satisfied by the Managers’ prior approval of a written budget (or other written document, agreement, resolution, or plan of action) in which the pertinent action is contemplated and the action is thereafter undertaken as proposed, or by the Managers’ signatures on the pertinent document evidencing the action itself, or by each Manager’s signature on a check or draft disbursing funds of the Company. Notwithstanding the foregoing, the following actions shall require the written consent of a Super Majority:

(i)	Cause the Company to enter into any contract or agreement having a financial impact upon the Company in excess of $25,000.00, unless the contract amount is specified in an approved budget (as described above) signed by all the Managers, in which case no further consent shall be necessary;

(ii)	Buy or sell real property, or materially change the purpose, nature, development or operation of the Company;

(iii)	Cause the Company to become a surety, guarantor for, or endorsee of any obligation of any other Person or Entity;

(iv)	Loan money or funds of the Company to any Person or Entity (including, without limitation, to any Member or Manager of the Company);

(v)	Borrow money or funds from any Person or Entity; or 8

(vi)	Place title to the Company’s property in any name other than that of the Company.

4.5 Execution of Documents. Any document or instrument may be executed and delivered on behalf of the Company by any one Manager acting alone, including, but not limited to, any deed, mortgage, note, financing statement, contract, contract of sale, or other instrument purporting to convey, or encumber, in whole or in part, any or all of the assets of the Company at any time held in the Company’s name, or any compromise or settlement with respect to accounts receivable or claims of the Company; and, though subject to the approval and authorization requirements set forth above, no other signature shall be required for any such instrument to bind the Company. Any and all persons dealing with a Manager on behalf of the Company may conclusively rely upon the act of such Manager binding the Company without necessity of verifying that such Manager has obtained any necessary authorization or consent and, despite any provision in this Agreement requiring a Manager to obtain consent or other authorization prior to performing an act, any act taken by a Manager without having obtained such necessary consent or authorization shall nevertheless bind the Company.

4.6 Manager May Be Member. Any Manager may, but shall not be required to, also possess an Interest, whether Class A or Class B. No such ownership of an Interest shall affect the duties or obligations of the Manager.

4.7 Standard of Care. Each Manager shall discharge his duties in good faith, but shall not be liable or obligated to the Company or the Members unless such Manager shall, in the conduct and management of the Company (or its winding up), engage in fraud, deceit, willful or intentional misconduct (such intentional misconduct expressly including, but not limited to, failing or refusing to act), or a knowing violation of the law. The Members (and each Additional Member), by their execution of this Agreement or their acceptance hereafter of an Interest in this Company, expressly approve and consent to the above recited standard of care and agree such standard of care is not an unreasonable in the absence of a written agreement. The Managers shall not be liable to any Person, including, without limitation, any Member for the Company’s business failure or failure to make any profit or to generate sufficient Net Distributable Cash to return to any Class of Member(s) the Capital Contribution of such Member(s).

4.8 Manager Has No Exclusive Duty to Company. No Manager shall be required to manage the Company as such Manager’s sole and exclusive occupation. The Manager(s) may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager(s) or to the income or proceeds derived therefrom. The Members waive and release any claim that by engaging in competing projects that the Manager(s) have violated any duty, fiduciary or otherwise, owed to the Company or to the Members. The Manager(s) shall be required to devote only such time to the affairs of the Company as such Manager(s), subject to Section 4.7 above, determines may be necessary to manage and operate the Company.

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4.9 Competing Activities; Opportunities. Although a business opportunity of the sort engaged in by the Company may come to the attention of a Manager, such Manager shall not be under any duty, express or implied, to first offer such opportunity to the Company or to the other Members of the Company before such Manager may, personally or on behalf of another Person or Entity with which such Manager is affiliated, take advantage of such opportunity, and the Members personally and the Company on its own behalf, hereby discharge and release such Manager of and from any duty to the contrary which may be owed by such Manager, directly or indirectly, from the doctrines generally referred to as the “business opportunity doctrine,” the “corporate opportunity doctrine” or the “usurpation of a partnership opportunity doctrine.” The Manager(s) may engage or invest in, independently or with others, any other business activity of any type or description, including, without limitation, those that may be the same or similar to the Company’s business and that might be in direct or indirect competition with the Company; provided, however, that no assets, property, or confidential or proprietary information of the Company is used in such other pursuits.

4.10 Resignation. Any Manager may resign upon not less than ten (10) days prior written notice to the Members of the Company. The resignation of a Manager shall take effect at such time as shall be specified in such notice (and must be at least ten days following delivery of the notice); and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

4.11 Removal. At a meeting noticed and called for the purpose of removing a Manager, any (or all) Managers may be removed at any time, with or without cause, by the vote of a Super Majority.

4.12 Vacancies. In the event that any of the initial Managers should die, become incapacitated such that s/he is unable to continue to act as Manager, or resign his/her position as Manager, then the remaining Manager(s) shall serve as the Manager(s). Notwithstanding anything herein to the contrary, any vacancy occurring for any reason in the number of Managers of the Company may only be filled upon the vote of the Super Majority. A Manager elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and shall hold office until the expiration of such term and until his or her successor shall be elected and qualified or until his or her earlier death, resignation or removal. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office for the term thereby created and until a successor shall be elected and shall qualify, or until the Manager’s earlier death, resignation, or removal.

4.13 Compensation and Overhead. Upon approval of the Super Majority, a Manager may be compensated for his/her duties as Manager. Certain management fee arrangements may be attached to this Agreement as an exhibit or schedule, including, without limitation, certain duties and fees for a particular property or project, and such exhibit or schedule will be incorporated herein, provided such exhibit or schedule has been signed by a Super Majority. Manager(s) shall be reimbursed for out-of-pocket expenses incurred in performing their duties as Manager.

ARTICLE V (Membership)

5.1       Initial Members. The initial Members of the Company are the Persons identified on Exhibit A attached hereto, each of whom has executed this Agreement.

(a)      Classification. The Company may, but shall not be required to, have two classes of membership referred to as “Class A” and “Class B.”

(b)       Class B. Any Person or Entity admitted by the Company as a Class B Member shall be shown on Exhibit A, as supplemented in accordance with Section 9.3 below, under the heading “Class B Members” and as a prerequisite thereto, shall have executed a copy of this Agreement and any Amendment to this Agreement which provides for any additional particular agreements related to the terms of the Class B Interest.

(i)         No Voting Rights. Reference to the Class B Members as “Members” are for purposes of identification and not substance. Substantively, the Class B Members are Economic Interest Owners holding an Economic Interest, or right to participate in economic distributions and/or allocations only. The Class A Members are exclusively vested with all of the right, power, and authority to participate, vote, and determine Company matters for which any determination, approval, or consent is required or sought from the “Members” pursuant to this Agreement, or other applicable law. The Class B Members are expressly without any right to participate in Company determinations or in the management, control, or operation of the Company, and Class B Members are not entitled to any notice or opportunity to be heard on such matters. The voting rights vested in the Class A Members may extend, without limitation, to matters affecting the rights, obligations, and economic expectations of Class B Members, except to the extent expressly stated herein to the contrary, or as agreed in a separate writing. All third parties may rely upon this Section when seeking the resolution, approval, or consent of the “Members,” and no resolution, approval, or consent of the Members (e.g. in the acquisition of financing or the sale or hypothecation of Company assets) need be executed by any Class B Member (any such execution being patently without effect).

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(ii)        Class B Interest. Upon admission to the Company, each Class B Member’s Percentage and the amount of the Class B Member’s Capital Contribution shall be noted by the Manager on Exhibit A, as supplemented in accordance with Section 9.3 below, and such notation shall evidence issuance to the Class B Member of the notated Class B Interest and shall evidence such Person’s admission to the Company.

(iii)       Information to and Consultation with Class B Members. Despite a Class B Member’s lack of a right to vote or to otherwise have a right to participate in decisions of the Company, the Managers shall keep the Class B Members timely and fully advised on activities of the Company and on the status of the Companies material business operations, including, without limitation, by the furnishing of quarterly reports and shall consult with and respect the opinion of the Class B Member although not required to act in accordance therewith.

5.2       Covenant Not to Withdraw or Dissolve. Each Member hereby covenants and agrees that the Members have entered into this Agreement based on their mutual expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, no Member shall withdraw or resign as a Member from the Company, be entitled to demand or receive a return of such Member’s contributions or profits (or a bond or other security for the return of such contributions or profits), or exercise any power to dissolve the Company unless consented to by the percentage Interest of Members specified in this Agreement pertaining to dissolution. Any Member who withdraws or resigns in breach of this covenant shall be liable in damages to the Company, without requirement of a prior accounting, for all costs and liabilities that the Company or any Member may incur as a result of such withdrawal or resignation.

5.3 No Authority Granted to Members. Unless authorized to do so by this Agreement or by the Manager of the Company, no Member (as a Member), agent, or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it pecuniarily liable for any purpose.

5.4 Rights Reserved to Members/Special Allocations. The Members may agree to specially allocate Net Profits, Net Losses, taxable basis or other items of depreciation, gain or loss or to provide for preferential returns, or preferential distributions of Net Distributable Cash, Capital Contributions, Net Profits, or Net Losses. Any such special allocations, however, shall require the unanimous written consent and agreement of the Class A Members and, for this specific purpose, the written agreement and consent of any Class B Member whose economic return or expectation may be significantly affected.

5.5 Competing Activities. The Members (and any officer, director, shareholder, partner, member, manager, agent, and employee, or affiliate of any non-natural Member) may engage or invest in, independently or with others, any business activity of any type or description, including without limitation, those that might be the same as or similar to the Company’s business and that which might be in direct or indirect competition with the Company. Further, neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom by virtue of this Agreement. The Members shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. The Members shall have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to Persons other than the Company, the Members, or the Member. Each Member acknowledges that the other Members and their affiliates own and/or manage other businesses, including businesses that may compete with the Company and for the Members’ time. Each Member hereby waives any and all rights and claims which he may otherwise have against the any other Member (and the officers, directors, shareholders, partners, members, managers, agents, employees, and affiliates of any non-natural Member) or any other officer as a result of any of such activities.

ARTICLE VI (Meetings of Members)

This Article VI pertains to the participation rights and benefits of the Class A Members. Class B Members are not entitled to participate in the management of the Company and are specifically precluded from calling or participating in meetings of the Members (though, of course, if permitted by the Class A Members, Class B Members may attend meetings and participate without a right to vote).

6.1 Meetings of Members. No annual or regular meeting of the Members shall be required. However, any one Manager or, in the alternative, any Class A Member or group of Class A Members holding greater than fifteen percent (15%) of the Company Interests may call a meeting of Members for any proper purpose.

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6.2 Place of Meetings. The Manager or Person authorized to call and who is calling a meeting may designate in the notice (or waivers of notice) any place within or outside the State of Colorado as the place of meeting; provided that any or all Members may participate in any such meeting by means of telephone conference or similar communication as further provided below. If no designation is made, the meeting shall be held at the Company’s principal place of business.

6.3 Meeting of all Members. If all of the Members shall meet at any time and place, and all such Members consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting all actions taken shall be deemed lawful and binding.

6.4 Notice of Meetings. Except as otherwise provided, written notice stating the place, day and hour of any meeting and the purpose for which the meeting is called shall be delivered to each Member entitled to vote at the meeting not less than ten (10) nor more than fifty (50) calendar days before the date of the meeting by or at the direction the Person calling the meeting. When any notice is required, a waiver, in writing, signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

6.5 Record Date. For the purpose of determining Members entitled to notice of a meeting, or to vote at a meeting or any adjournment thereof, or Members entitled to receive payment of any distribution, dividend, return of Capital Contribution, split of Interest or to suffer any burden imposed against a Member, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such payment is adopted or the date on which the facts creating the burden occur, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof. The determination of any and all such dates shall be determined by the Manager and such determination shall be conclusive and binding.

6.6 Quorum. Members holding a Majority Interest in the Company, represented in person or by proxy, shall constitute a quorum at any meeting of Members. If a quorum is not represented at any such meeting, the meeting may be adjourned for a period not to exceed sixty (60) days without further notice. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting in which a quorum was initially present may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Interests whose absence would cause less than a quorum.

6.7 Manner of Acting. The affirmative vote of a Majority Interest shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by this Agreement. Cumulative voting shall not be permitted for any purpose, including, without limitation, in the election of a Manager.

6.8 Division of Ownership. In the event that a single “Member” consists of two or more Persons holding title thereto, including, without limitation, in the form of a joint tenancy, a tenancy in common, a tenancy by the entirety, a joint venture, a partnership or similar manner of joint ownership, such Persons shall not be entitled to split their vote, but shall, for all purposes in voting matters, be considered one and the same. If such Persons cannot agree among themselves as to the manner in which to cast a particular vote, they shall be excluded from voting.

6.9 Proxies. At all meetings, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise expressly provided in the proxy.

6.10 Action by Members Without a Meeting.

(a)       Action required or permitted to be taken at a meeting may be taken without a meeting if the action is evidenced by one or more written consents, describing the action taken, signed by a Member entitled to vote and delivered to the Manager of the Company for inclusion in the minutes or for filing with the Company records. It shall constitute the effective action of the Members: (i) when Members entitled to vote, have executed the above consent(s) consenting to make the determination and have signed and delivered the consent described above; and (ii) when an affirmative vote of the Members holding the percentage interests necessary to take the action described in the consent has voted in favor of the action.

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(b)       The effective date of the action shall be the date when the last Member entitled to vote has signed the consent(s) pursuant to Section 6.10(a)(i) above, unless the consent specifies a different effective date.

(c)       The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

6.11 Telecommunication Attendance at Meetings. A Member may participate in the conduct of any meeting to the same extent and with the same force and effect as if physically present at such meeting, so long as such Member who is not physically present is, nevertheless, capable of communicating with every other Member and so long as such Member is capable of understandably communicating with each and every other Member participating in the Meeting at the present moment of each statement elicited by a Member who is participating in the meeting. By way of illustration, and not by means of limitation, a Member may participate in a meeting through the use of telephone conferencing, video conferencing, or internet chat line, so long as all Members can communicate with all other Members at the same time.

ARTICLE VII (Indemnification)

7.1 Right to Indemnification. Subject to the limitations and conditions provided in this Article VII, a Person (“Indemnified Person”) who was or is made a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Indemnified Person, or a Person of whom such Indemnified Person is the legal representative (including, but not limited to, a guardian, conservator, attorney-in-fact or attorney-at-law), is or was a Member or Manager of the Company or is or was serving as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, attorney, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise that is or was a Member or Manager, shall be indemnified by the Company against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable costs and expenses (including, without limitation, attorney fees) actually incurred by such Indemnified Person in connection with such Proceeding if such Indemnified Person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nobo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal action or proceeding, that the Indemnified Person had reasonable cause to believe that his or her conduct was not lawful.

7.2 Derivative Claims. Subject to the limitations and conditions provided in this Article VII, the Company shall and does hereby indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Member or Manager of the Company, or is or was serving as a member, manager, director, officer, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise that is or was a Member or Manager, against expenses (including attorney and legal fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit, if such Person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Company, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Company unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

7.3 Success on Merits. To the extent that a Person has been successful, on the merits or otherwise, in the defense of any action, suit, or proceeding referred to in Section 7.1 or 7.2 above, or in defense of any claim, issue, or matter therein, such Person shall be indemnified against expenses (including attorney and legal fees) actually and reasonably incurred by such Person in connection therewith.

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7.4 Determinations. Any indemnification under Section 7.1 or 7.2 (unless ordered by a court) shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the Indemnified Person is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (i) by the holders of a Majority Interest held by Members who were not parties to such Proceeding, or (ii) if such Majority Interest is not obtainable or, even if obtainable, if the holders of a Majority Interest held by disinterested Members so direct, by the Company’s independent legal counsel in a written opinion.

7.5 Survival. Indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification, or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification, or repeal.

7.6 Advance Payment. The right to indemnification conferred by this Article VII shall include the right to be paid or reimbursed by the Company for the reasonable expenses (including legal and attorney fees) incurred in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his/her good faith belief that he/she has met the standard of conduct necessary for indemnification under this Article VII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Article VII or otherwise.

7.7 Indemnification of Employees and Agents. The Company, by adoption of a resolution of the Members, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to the Indemnified Person under this Article VII; and the Company may indemnify and advance expenses to Persons who are not or were not a Member or a Manager, employee, or agent of the Company but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to the Indemnified Person under this Article VII.

7.8 Appearance as Witness. Notwithstanding any other provision of this Article VII, the Company may pay or reimburse expenses incurred by a Member or Manager in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

7.9 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred by this Article VII shall not be exclusive of any other right which a Member, Manager, or other Person may have or hereafter acquire under any law (common or statutory), provision of the Articles, this Agreement, other agreements, vote of Members or otherwise.

7.10 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Indemnified Person against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VII.

7.11 Savings Clause. If Section 7.1 or 7.2 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Member, Manager, or any other Indemnified Person as to costs, charges and expenses (including attorney fees), judgments, fines and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII (Tax Matters)

8.1 Tax Returns. The Partnership Representative shall cause to be prepared and timely filed all tax returns and informational tax returns required to be filed by the Company pursuant to the Code and all applicable laws of each jurisdiction in which the Company does business. Within a reasonable time after the filing of the Company’s tax returns, the Manager(s) will furnish the Members with information necessary for the preparation of their tax returns.

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8.2 Tax Elections. The Partnership Representative shall make the following elections on the appropriate tax returns:

(a)       To adopt the calendar year as the Company’s fiscal year;

(b)       If a distribution of Company property as described in Code Section 734 occurs or if a transfer of Interests as described in Code Section 743 occurs, on written request of any Member, to elect, pursuant to Code Section 754, to adjust the basis of Company properties;

(c)        To elect to amortize the organizational expenses of the Company and the startup expenditures of the Company under Code Section 195 ratably over a period of sixty (60) months as permitted by Code Section 709(b); and

(d)         Any other election the Partnership Representative may deem appropriate and in the best interests of the Members.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

8.3 Partnership Representative. The Person named as the Partnership Representative on Exhibit A shall be the Partnership Representative of the Company. Any person so designated as the Partnership Representative shall receive no compensation (other than compensation, if any, otherwise specified in this Agreement) from the Company or its Members for its services in that capacity. The Partnership Representative is authorized to (a) employ such accountants, attorneys, and agents as it, in its sole discretion, deems necessary or appropriate, (b) represent the Company and its Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company, or its Members, (c) to the extent provided in Code Sections 6221 through 6231, execute agreements or other documents that bind, or otherwise affect the rights of, the Company, or its Members, with respect to tax matters, and (d) execute extensions of the statute of limitations for the Company or powers of attorney binding upon the Company. Any Person who serves as the Partnership Representative shall not be liable to the Company or any Member for any action it takes or fails to take as Partnership Representative with respect to any administrative or judicial proceeding involving “partnership items” (as defined in Code Section 6231) of the Company.

ARTICLE IX (Capital Contributions and Capital Accounts)

9.1 Initial Capital Contributions. The Members shall contribute and convey, as their Initial Capital Contributions, the money, property, or services described on Exhibit A attached hereto and incorporated herein by this reference. The Class A Interests and Class B Interests allocated to the Class A Members and Class B Members respectively are listed on Exhibit A.

9.2 Additional Capital Contributions.

(a)       Additional Capital Contributions. If the Manager(s) determine that additional capital is required by the Company, the Manager(s) shall request, and the Class A Members shall make Additional Capital Contributions to the Company of such additional capital. Each Class A Member shall make Additional Capital Contributions in proportion to such Class A Member’s Interest relative to the total Interests of all Class A Members. Additional Capital Contributions shall be credited to the Class A Members’ respective Capital Accounts. In the event all or any portion of the amount of any requested Additional Capital Contributions pursuant to this Section 9.2(a) is not made by a Class A Member by the prescribed due date, one or more of the other Class A Members (“Contributing Member”), in such Contributing Member’s sole and absolute discretion, may, but shall not be obligated to, fund all or a portion of such amount for such Contributing Member’s own account, which amount shall be treated as a further Additional Capital Contribution.

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(b)       Default. If any Member (a “Defaulting Member”) fails to pay to the Company any portion of the Defaulting Member’s Additional Capital Contributions (in the case of Class A Members only) requested under Section 9.2(a), which is not funded by a Contributing Member pursuant to 9.2(a), or to make any other payment, when and as required under this Agreement (in the case of any Member, whether Class A or Class B), and any such failure continues for five days after a non-defaulting Class A Member or the Manager(s) gives notice thereof to the Defaulting Member (a “Default”), then, and without limitation of any other rights or remedies afforded to the Manager(s) or the Company herein, the Company or the Manager(s) or any non-defaulting Class A Member, may by court action or otherwise exercise such rights and seek such remedies as such party shall be entitled at law or in equity, including, without limitation, seeking to specifically enforce the performance of the Defaulting Member’s obligations hereunder and to recover all costs, expenses (including, among others, reasonable attorneys’ fees and interest on any unpaid amount at the composite prime interest rate publicly announced from time to time by The Wall Street Journal plus five percent (5%) per annum) and damages arising out of any such Default. As collateral security for the prompt payment and performance in full when due of its obligations hereunder, each Member (“Pledgor”) hereby pledges and assigns (as collateral) to the Company and/or any other Class A Member (“Pledgee”), and grants to such Pledgee a continuing lien and security interest in, all of such Pledgee’s right, title and interest in and to such Pledgor’s entire Interest (or Economic Interest, as the case may be). Pledgor further agrees that any amount due under this Agreement may be applied to satisfy the obligations of the Pledgor hereunder. Upon the occurrence and during the continuance of any Default by such Pledgor, the Pledgee may (i) cause the Company, and the Company hereby agrees, to apply any payments due the Pledgor from the Company to satisfy Pledgor’s obligations hereunder, and (ii) exercise such other rights and remedies as are afforded by law or equity, including, without limitation, the Uniform Commercial Code of the State of Colorado as then in effect. The Manager(s) may enforce the foregoing rights on behalf of the Company.

(c)       No Other Additional Capital Contribution Requirements. No Member shall have any obligation to make Capital Contributions in excess of the amounts specified in Section 9.1 or this Section 9.2 or to loan or otherwise provide funds to the Company, except as specifically provided for herein.

(d)      Adjustment of Interests. Following the contribution of any Additional Capital Contributions by any Class A Member, the Interests of all of the Members (both Class A and Class B) shall be adjusted so that each Member’s Interest shall be equal to the percentage determined by dividing each Member’s aggregate Capital Contributions by the aggregate Capital Contributions of all Members (including Class A and Class B Members). For the avoidance of doubt, Class B Members’ Interests shall be diluted in connection with Additional Capital Contributions by Class A Members.

9.3       Supplements to Exhibit A. As Additional Capital Contributions (or any other Capital Contributions after the Initial Capital Contributions), if any, shall be made, or if an Additional Member is admitted to the Company, the Manager(s) shall append to this Agreement a supplemental Exhibit A in the form “Exhibit A - Supplement No. [numerical order].” The Members agree that any and all such supplements (if the action is duly authorized and valid) shall become a part of this Agreement without further written authority from the Members.

9.4       Capital Accounts.

(a)       A separate Capital Account will be maintained for each Member. Each Member’s Capital Account will be increased by (1) the amount of money contributed by such Member to the Company; (2) the Gross Asset Value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of income and gain; and (4) allocations to such Member of income described in Section 705(a)(1)(B) of the Code. Each Member’s Capital Account will be decreased by (1) the amount of money distributed to such Member by the Company; (2) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of expenditure described in Section 705(a)(2)(B) of the Code; and (4) allocations to the account of such Member of loss and deduction of the Company as set forth in such Treasury Regulations, taking into account adjustments to reflect book value.

(b)        In the event of a permitted sale or exchange of a Member’s Interest in the Company, or a portion thereof, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it reflects the transferred Interest. If the transfer is of a portion of the Member’s Interest, the percentage that such transferred portion represents to the entire Interest held by the transferor (immediately before such transfer occurred) shall be the same percentage of the Capital Account transferred to the transferee, unless the transferor and transferee both agree, in a written instruction to the Manager, duly executed by each, to a different allocation of the Capital Account.

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(c)        The manner in which Capital Accounts are to be maintained pursuant to this Section is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder. If in the opinion of the Company’s accountants the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section should be modified in order to comply with Code Section 704(b) and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

(d)       Upon liquidation of the Company (or any Member’s Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs. Liquidation proceeds will be paid: (i) within sixty days of the end of the taxable year; or, (ii) within 90 days after the date of the liquidation, whichever date is later.

(e)       No Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

9.5       Withdrawal or Reduction of Members’ Contributions to Capital.

(a)       A Member shall not receive out of the Company’s property any part of his/her Adjusted Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Adjusted Capital Contribution, have been paid or there remains property of the Company sufficient to pay them.

(b)       A Member, irrespective of the nature of his Adjusted Capital Contribution, has only the right to demand and receive cash in return for his Adjusted Capital Contribution. However, the Members may, if agreed to by unanimous consent of the Members, make distributions in-kind.

(c)       Except as otherwise provided in this Agreement, no Member is entitled to the return of any part of such Member’s Capital Contribution or to be paid interest with respect to his or her Capital Account or Capital Contributions or entitled to any priority over any other Member for the return of capital or other. Any unreturned Capital Contribution is not a liability of the Company or any Member. A Member shall not be required to contribute or to lend any cash or property to the Company to enable the Company to return any Capital Contribution.

ARTICLE X (Distributions)

10.1 Distributions. Except as otherwise provided in Article XV hereof, Net Distributable Cash, if any, shall from time to time, in the Managers’ determination as to timing and amount, be distributed among the Members in accordance with their respective Interests (or in the case of an Economic Interest Owner, in accordance with their respective Economic Interests). Certain modifications to the foregoing, including, without limitation, preferred rates of return or other arrangements for a particular property or project, may be attached to this Agreement as an exhibit or schedule, and such exhibit or schedule will be incorporated herein, provided such exhibit or schedule has been signed by all Class A Members.

10.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or to the Members shall be treated as amounts distributed to the Members pursuant to this Section for all purposes under this Agreement. The Manager(s) are authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law and shall allocate any such amounts to the Members with respect to which such amount was withheld.

10.3 Limitations on Distributions. No distribution shall be made by the Company to the extent that, after giving effect to the distribution, the liabilities of the Company would exceed the fair market value of the Company’s assets.

10.4 Distribution Subject to Set-Off. All distributions to the Members are subject to setoff by the Company for any amount owed the Company by the Member or any assignor of such Member.

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10.5 Tax Distributions.

(a)       Notwithstanding the foregoing, but provided there is sufficient Net Distributable Cash, and without accessing any cash reserves (unless agreed to by a Super Majority), the Company shall distribute to each Member, not later than ninety (90) days after the close of each fiscal year, an amount of cash equal to the product of the Tax Percentage for such fiscal year multiplied by such Member’s allocated share of the Company’s net taxable income and gain for such fiscal year as shown on the Company’s federal income tax return. If the Company is not required to file a federal income tax return for a fiscal year or the Company’s federal income tax return for such fiscal year has not been completed by the close of business on the 85th day after the close of such fiscal year, the amounts to be shown on such return for purposes of this Section 10.5(a) shall be determined in good faith by the Managers. For purposes of this Section 10.5(a), the “Tax Percentage” shall equal thirty-five percent (35%) with respect to net taxable income or net short term capital gains and twenty percent (20%) with respect to net long term capital gains. The Managers may adjust the determination of the Tax Percentage to reflect a change in law or rates.

(b)       For purposes of determining whether the Company has satisfied its distribution obligation under Section 10.5(a), all cash distributions made during a fiscal year shall be treated as distributions made to satisfy Section 10.5(a) in respect of such fiscal year (except to the extent that such distributions were made to satisfy the obligations of the Company under Section 10.5(a) in respect of one or more prior fiscal years, in which case such distributions shall be treated as having been made pursuant to Section 10.5(a) in respect of such prior fiscal year or years). Further, distributions made in respect of Section 10.5(a) during any fiscal year shall be treated as satisfying the distribution requirement of Section 10.5(a) hereof with respect to such fiscal year (except to the extent that such distributions were made in respect of a prior fiscal year, in which case such distribution shall be treated as having been made in respect of such prior fiscal year or years).

ARTICLE XI (Allocations)

11.1 Allocations of Profits and Losses. After giving effect to any special allocations in this Article and any other pursuant to this Agreement, Net Profits and Net Losses shall be allocated among the Members in accordance with their respective Interests (or in the case of an Economic Interest Owner, in accordance with their respective Economic Interests).

11.2 Special Allocations to Capital Accounts. Notwithstanding Section 11.1 hereof:

(a)       No allocations of loss, deduction and/or expenditures described in Section 705(a)(2)(B) of the Code shall be charged to the Capital Accounts of any Member if such allocation would cause such Member to have a Deficit Capital Account. The amount of the loss, deduction and/or Code Section 705(a)(2)(B) expenditure which would have caused a Member to have a Deficit Capital Account shall instead be allocated to any Members which would not have a Deficit Capital Account as a result of the allocation, in proportion to their respective Capital Contributions, or, if no such Members exist, then to the Members in accordance with their interests in Company profits pursuant to Section 11.1.

(b)       In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this Section 11.2(b) be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(c)       In the event any Member would have a Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that such Member is obligated to restore to the Company under Treasury Regulations Section 1.704-1(b)(2)(ii)(c) and such Member’s share of minimum gain as defined in Section 1.704-2(g)(1) of the Treasury Regulations (which is also treated as an obligation to restore in accordance with Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations), the Capital Account of such Member shall be specially credited with items of Membership income (including gross income) and gain in the amount of such excess as quickly as possible.

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(d)       Notwithstanding any other provision of this Section 11.2, if there is a net decrease in the Company’s minimum gain as defined in Treasury Regulation Section 1.704-2(d) during a taxable year of the Company, then, the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member’s share of the net decrease in Company minimum gain. This Section 11.2(d) is intended to comply with the minimum gain chargeback requirement of Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company’s minimum gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Managing Agent may in his/her/its discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Treasury Regulation Section 1.704-2(f)(4).

(e)       Items of Company loss, deduction and expenditures described in Code Section 705(a)(2)(B) which are attributable to any non-recourse debt of the Company and are characterized as partner (Member) non-recourse deductions under Section 1.704-2(i) of the Treasury Regulations shall be allocated to the Members’ Capital Accounts in accordance with said Section 1.704-2(i) of the Treasury Regulations.

(f)       Beginning in the first taxable year in which there are allocations of “non-recourse deductions” (as described in Section 1.704-2(b) of the Treasury Regulations) such deductions shall be allocated to the Members in accordance with, and as a part of, the allocations of Company profit or loss for such period.

(g)       In accordance with Section 704(c)(1)(A) of the Code and Section 1.704-1(b)(2)(i)(iv) of the Treasury Regulations, if a Member contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value at the time of contribution.

(h)       Pursuant to Section 704(c)(1)(B) of the Code, if any contributed property is distributed by the Company other than to the contributing Member within five years of being contributed, then, except as provided in Section 704(c)(2) of the Code, the contributing Member shall be treated as recognizing gain or loss from the sale of such property in an amount equal to the gain or loss that would have been allocated to such Member under Section 704(c)(1)(A) of the Code if the property had been sold at its fair market value at the time of the distribution.

(i)       In the case of any distribution by the Company to a Member or Economic Interest Owner, such Member or Economic Interest Owner shall be treated as recognizing gain in an amount equal to the lesser of:

(i)       The excess (if any) of (1) the fair market value of the property (other than money) received in the distribution over (2) the adjusted basis of such Member’s Membership Interest or Economic Interest Owner’s Economic Interest in the Company immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution, or

(ii)       The Net Precontribution Gain (as defined in Section 737(b) of the Code) of the Member or Economic Interest Owner. The Net Precontribution Gain means the net gain (if any) which would have been recognized by the distributee Member or Economic Interest Owner under Section 704(c)(1)(B) of the Code of all property which (1) had been contributed to the Company within five years of the distribution, and (2) is held by the Company immediately before the distribution, had been distributed by the Company to another Member or Economic Interest Owner. If any portion of the property distributed consists of property which had been contributed by the distributee Member or Economic Interest Owner to the Company, then such property shall not be taken into account under this Section 11.2(i) and shall not be taken into account in determining the amount of the Net Precontribution Gain. If the property distributed consists of an interest in an entity, the preceding sentence shall not apply to the extent that the value of such interest is attributable to the property contributed to such entity after such interest had been contributed to the Company.

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(j)       In connection with a Capital Contribution of money or other property (other than the de minimis amount) by a new or existing Member or Economic Interest Owner as consideration for an Economic Interest or Interest of a Member, or in connection with the liquidation of the Company or a distribution of money or other property (other than a di minimis amount) by the Company to a retiring Member or Economic Interest Owner as consideration for an Economic Interest or Interest of a Member), the Capital Accounts of the Members shall be adjusted to reflect a revaluation of Company property (including intangible assets) in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f). If under Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, Company property that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of such property, then depreciation, depletion, amortization and gain or loss with respect to such property shall be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of such property and its book value, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the Members’ shares of tax items under Section 704(c) of the Code.

(k)       All recapture of income tax deductions resulting from sale or disposition of Company property shall be allocated to the Member or Members to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the sale or other disposition of such property.

(l)       Any credit or charge to the Capital Accounts of the Members pursuant to Sections 11.2(b), (c) and/or (d), hereof shall be taken into account in computing subsequent allocations of profits and losses pursuant to Section 11.1, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 11.1 and 11.2 shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article XI if the special allocations required by Sections 11.2(b), (c), and/or (d), hereof had not occurred.

ARTICLE XII (Books, Reports, Bank Accounts, Records)

12.1 Records, Audits and Reports. At the expense of the Company, the following books and records (and such other books and records as the Manager deems necessary or appropriate) shall be maintained at the Company’s principal place of business:

(a)       A current list of the full name and last known business, residence, or mailing address of each Member and Manager both past and present;

(b)       A copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c)      Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

(d)         Copies of this Agreement, copies of any writings permitted or required with respect to a Member’s obligation to contribute cash, property, or services to the Company and copies of any financial statements of the Company for the three most recent years;

(e)        Minutes of every meeting and every court-ordered meeting;

(f)       Any written consents obtained from Members for actions taken by Members without a meeting; and,

(g)       Unless otherwise contained expressly in this Agreement or in Exhibit A of this Agreement, a statement prepared and certified as accurate from each Member of the Company which describes:

(i)        The amount of cash and a description and statement of the agreed value of such other property or services contributed by the Member and which the Member has agreed to contribute in the future;

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(ii)       If agreed upon, the times at which, or events on the happening of which, any additional contributions agreed to be made by such Member are to be made;

(iii)       If agreed upon, the time at which or the events on the happening of which, such Member may terminate his membership in the Company and the amount of, or the method of determining, the distribution to which he may be entitled respecting his Interest and the terms and conditions of the termination and distribution; and

(iv)      Any right of such Member to receive distributions which include a return of all or any part of a Member’s Adjusted Capital Contribution.

12.2 Information.

(a)       In addition to the other rights specifically set forth in this Agreement, each Member, upon reasonable written demand, shall have the right, at its cost and expense during normal business hours and subject to the Member’s demonstration (in the sole discretion of the Manager) of a proper purpose reasonably related to the Member’s interest as a Member, to:

(i)        Inspect and copy the records of the Company, as described in Section 12.1 of this Agreement;

(ii)       Obtain from the Company from time to time (a) true and full information regarding the state of the business and financial condition of the Company and any other information regarding the affairs of the Company and (b) promptly after becoming available, a copy of the Company’s federal, state, and local income tax returns for each year; and

(iii)      Have a formal accounting of the Company’s affairs whenever circumstances render it just and reasonable.

(b)       Each Member shall hold in strict confidence any information it receives regarding the Company and shall not disclose it to any Person other than another Member, except for disclosures: (i) compelled by law, including without limitation required disclosures in any regulatory filings due to the Securities & Exchange Commission by the Company, its parent, or its affiliates (but the Member must notify the Company promptly of any request for that information that are outside the ordinary course of business, before disclosing it if practicable); (ii) to advisors or representatives of the Member but only if the recipients have agreed to be bound by the provisions of this Section, (iii) Persons to which that Member’s Interest may be transferred as permitted, or potentially permitted, by this Agreement but only if the recipients have agreed to be bound by the provisions of this Section; or (iv) of information that the Member also has received from a source independent of the Company; provided that the Member reasonably believes that such source obtained the information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this Section may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section may be enforced by specific performance.

12.3 Accounts. The Manager shall have the authority to establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name. The Manager is authorized to appoint the persons authorized to sign checks, drafts, and withdrawals against such account or accounts and to endorse items for deposit to such bank account or accounts, all without necessity of obtaining any further consent or authority. Any banking or savings and loan institution may rely upon the authority given to the Manager herein without necessity of any further verification and without need of any additional resolution or other writing. Company funds must not be commingled with the funds of any Person.

ARTICLE XIII (Additional Members)

13.1 Admission of Additional Member. Subject to Section 13.2 below, upon the vote of a Super Majority, any Person may be admitted to the Company as an additional Member (an “Additional Member”) for such consideration as the Super Majority may determine. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Managers may, at the Managers’ option (by unanimous agreement), at the time an Additional Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to an Additional Member for that portion of the Company’s tax year in which an Additional Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder. Upon the admission of an Additional Member and the allocation of an Interest (or Economic Interest) to such Additional Member, existing Members’ Interests (and Economic Interests) shall be diluted proportionately such that the relative Interest (or Economic Interest) of each existing Member to each other existing Member will be unchanged. However, all existing Class A Members may, by unanimous written consent, agree to a different method of dilution to allow for the allocation to the Additional Member of a Class A Interest.

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13.2 Preemptive Rights.

(a)        Each Class A Member, in accordance with Subsection (b) below, shall have a preemptive right with respect to: (i) the issuance or sale of new Class A Interests or Class B Economic Interests by the Company; (ii) the issuance of any obligations, evidences of indebtedness, or securities of the Company convertible into, exchangeable for, or accompanied by any rights to receive, purchase, or subscribe to any Class A Interests or Class B Economic Interests; or (iii) the issuance of any right of, subscription to, or right to receive, or any warrant or option for the purchase of, any of the foregoing. No preemptive right shall exist with respect to warrants or equity interests issued to a third-party lender in a commercial loan transaction.

(b)       If the Company proposes to issue interests or securities in which the Class A Members have preemptive rights, the Manager(s) shall give written notice to the Class A Members at least twenty (20) days prior to the proposed issuance (“Participation Notice”) unless the Class A Members waive or otherwise agree to a shorter period. The Participation Notice shall specify the type and number of securities the Company proposes to sell along with the price, terms, and closing date of such proposed sale. Each Class A Member must notify the Manager(s) in writing within ten (10) days of the receipt of the Participation Notice whether such Class A Member shall accept the offer to purchase a portion of the securities on the terms and at the price stipulated in the Participation Notice. If no response has been received by the Manager(s) from a Class A Member within such ten-day period, the Class A Member shall be deemed to have refused the offer. The maximum number of interests or securities a Class A Member shall have the right to purchase shall be equal to the total number of interests or securities offered multiplied by the percentage Class A Interest then owned by such Member. The notice given by the Member must state the number of interests or securities the Member desires to purchase; provided, however, that the notice may indicate that the Member desires to purchase a greater number of interests or securities of the proposed offering than shall be allocated to such Member in the event another Class A Member fails to accept the entire amount of such other Class A Member’s allocation. The closing of the proposed sale to the Class A Members or, in the event the Class A Members do not accept to purchase the entire proposed offering, to the third party, shall be on the closing date and on the terms and conditions stipulated in the Participation Notice. If the proposed sale is not completed within three (3) months from the date of the Participation Notice, the Company may not issue interests or other securities of the Company without again complying with this Section 13.2.

ARTICLE XIV (Transfer of Interests)

14.1 Restriction on Transfers. Except as otherwise permitted by this Agreement (a “Permitted Transfer”), no Class A Member or Class B Member will Transfer all or any part of such Member’s Class A Interest or Class B Interest, as the case may be. Any purported Transfer not permitted hereunder shall be void, ab initio.

(a)       Permitted Transfers. Subject to subsection (b) below, a Member may only make a Transfer:

(i)         Upon the prior written consent of the Super Majority; or

(ii)       To the guardian or legal representative of a Member to whose estate a guardian or legal representative is appointed and to the executor or administrator of the estate of a deceased Member or to the Trustee of any Trust created by a Member, whether by will or inter vivos.

(b)       Conditions to All Permitted Transfers. No Transfer shall be a Permitted Transfer unless and until the following conditions are satisfied:

(i)        Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement. In the case of a Transfer involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company and such evidence as counsel may require that the provisions of this Article have been complied with. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

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(ii)       The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Interests Transferred, and any other information reasonably necessary to permit the Company to file all required federal, state, and local tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Interests until it has received such information.

(iii)      Except in the case of a Transfer involuntarily by operation of law, either (i) such Interests shall be registered under the Securities Act of 1933, as amended, and any applicable state securities laws or (ii) the transferor shall provide an opinion of counsel, at transferor’s expense, which opinion shall be satisfactory to the Company, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

(iv)      If, as of the proposed effective date of a Transfer, there is a mortgage or other agreement in effect by which the Company or any of its assets are bound that permits the holder of indebtedness secured thereby to accelerate the indebtedness in the event of the Transfer or more than a specified percentage of Interests, then, without the unanimous consent of the Managers, no Member may make or attempt any Transfer to the extent such Transfer would entitle the holder of such indebtedness to accelerate it.

14.2 Right of First Refusal. Subject to the terms and conditions of this Article, and in addition to the requirement of gaining the Managers’ consent (except as permitted by Section 14.1(a)(ii)), no Member shall sell, assign, or otherwise transfer title to all or any portion of its Interests or Unit, as the case may be (the “Offered Interests”), unless such Member (the “Seller”) first offers to sell the Offered Interests pursuant to the terms of this Section.

(a)       No sale may be made unless the Seller has received a bona fide written offer (the “Purchase Offer”) from a Person (the “Purchaser”) to purchase the Offered Interests for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the business day following the end of the Offer Period, as hereinafter defined.

(b)       Prior to any Transfer subject to the terms of this Section, the Seller shall give to the Class A Members written notice (the “Offer Notice”) which shall include a copy of the Purchase Offer and an offer to sell the Offered Interests to the Class A Members for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer; provided that the offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing and without regard to any security (other than the Offered Interests) to be provided by the Purchaser for any deferred portion of the Offer Price.

(c)      The offer to the Class A Members shall be irrevocable for a period ending at 11:59 p.m. (Local time at the Company’s principal office) on the fifteenth (15th) day following the day of the Offer Notice (the “Offer Period”).

(d)      At any time during the first five (5) days of the Offer Period, the Company may, by the unanimous agreement of the Managers, accept the offer in its entirety. If the Company does not accept the offer within such five (5) day period, any Class A Member may accept the offer as to that portion of the Offered Interests that corresponds to the percentage of Class A Interests held by such Class A Member by giving written notice of such acceptance to the Seller on or before the expiration of the Offer Period. In the event that the Class A Members, in the aggregate, accept the offer with respect to all of the Offered Interests, the offer shall be deemed to be accepted. If the Class A Members do not accept the offer as to all of the Offered Interests during the Offer Period, the offer shall be deemed to be rejected in its entirety; provided, however, any Class A Members wishing to accept the offer shall have three (3) additional days in which to agree among themselves as to the purchase of the Offered Interests declined by any Member, and their agreement shall then constitute an acceptance so long as all of the Offered Interests are to be purchased.

(e)       In the event that the offer is accepted, the closing of the sale of the Offered Interests shall take their place within twenty (20) days after the offer is accepted or, if later, the date of closing set forth in the Purchase Offer. The Seller, the Manager, and the accepting Class A Members, if applicable, shall execute such documents and instruments as may be necessary or appropriate to affect the sale of the Offered Interests pursuant to the terms of the offer and this Article.

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(f)       If the offer is not accepted in the manner provided hereinabove, the Seller may sell the Offered Interests to the Purchaser at any time within thirty (30) days after the last day of the Offer Period; provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with other terms, conditions, and restrictions of this Agreement that are applicable to sales of Interests. In the event that the Offered Interests are not sold in accordance with the terms of the preceding sentence, the Offered Interests shall again become subject to all of the conditions and restrictions of this Section.

14.3 Prohibited Transfers. If the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Company, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the transferee’s rights shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Transferred Interests, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company or the other Members) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interests may have to the Company or the other Members.

In the case of a Transfer or attempted Transfer that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold the Company and the other Members harmless from all costs, liabilities, and damages that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby. In addition, the Member who has attempted the transfer shall not be relieved of any of his liabilities or obligations hereunder.

14.4 Rights of Unadmitted Assignees and Transferor Members.

(a)       A Person who acquires Class A Interests through a Permitted Transfer, but who is not admitted as a substitute Class A Member pursuant to Section 14.5 below shall be entitled only to allocations and distributions with respect to such Interests and shall be only an Economic Interest Owner with respect to such Interests in accordance with this Agreement and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Class A Member under this Agreement (including, without limitation, any voting rights).

(b)       Any Class A Member who has Transferred some or all of his Interests through a Permitted Transfer shall automatically cease (as of the date of the Permitted Transfer) to have any rights as a Class A Member in the Company as to the Interests Transferred and shall be relieved of all obligations and liabilities hereunder except those that have accrued or that are due and payable prior to the date of the Permitted Transfer.

14.5 Admission of Transferee as Class A Member. Subject to the other provisions of this Article, the transferee of Class A Interests may be admitted to the Company as a substituted Class A Member only upon satisfaction of the conditions set forth below:

(a)       The Managers unanimously consent in writing to such admission; provided, however, that the consent of the Managers shall not be required in the case of any Class A Interests acquired by a previously existing Class A Member in accordance with Section 14.2;

(b)       The Class A Interests with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

(c)       The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs and expense, if any, that the Company incurs in connection with the admission of the transferee as a Class A Member.

Upon admission of a new Class A Member, the transferor shall be relieved of any and all liabilities and obligations under this Agreement to the extent permitted except those that accrued prior to the effective date of the transfer.

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14.6 Distributions and Applications in Respect to Transferred Interests. If any Interests or Economic Interests are sold, assigned, or Transferred during any accounting period in compliance with the provisions of this Article, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interests or Economic Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Manager. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which the Company is given notice thereof and all conditions precedent for such Transfer have been satisfied. If the Company does not receive a notice stating the date of the Transfer and such other information as the Manager may reasonably require within thirty (30) days after the end of the accounting period during which the Transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company on the last day of the accounting period during which the Transfer occurs, was the owner of the Interests or Economic Interest. Neither the Company nor the Manager shall incur any liability for making allocations and distributions in accordance with the provisions of this Section, whether or not the Manager or the Company has knowledge of any Transfer.

14.7 Jointly Held Interests Not Subject to Partition. Interests owned by natural persons may be held jointly with other natural persons, non-natural persons or Entities in any form of tenancy determined by the Member; provided, however, that such joint ownership shall for all purposes be considered as one and the same Member and may not be divided or subject to partition, except upon compliance with the foregoing as if such division were a sale to an unrelated third-party.

ARTICLE XV (Dissolution)

15.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following events (an “Event of Dissolution”): (a) upon a duly issued Dissolution Notice (as defined in Subsection 17.2(c)), or (b) the unanimous written consent of the Class A Members.

15.2 Winding Up. Following an Event of Dissolution, the Manager(s) shall commence and conduct the winding up of the Company. The Manager(s) shall, among other things, promptly and diligently prosecute and defend all suits, settle and close the Company’s business, dispose of Company property, settle and discharge Company liabilities, and distribute to the Members the remaining assets of the Company. Such winding up shall not affect the Members’ and Managers’ limited liability.

15.3 Distribution of Assets Upon Dissolution. In settling accounts upon dissolution, the assets of the Company shall be distributed in the following manner and priority:

(a)       First, the Company shall pay, satisfy, or discharge all of the debts, liabilities, and obligations of the Company (including, but not limited to, all debts to Members, and all expenses and reasonable attorney fees incurred in dissolution) or otherwise make adequate provision for payment and discharge thereof; then,

(b)       To the Members in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs. Liquidation proceeds shall be paid by the end of the taxable year (or, if later, within 90 days after the date of the liquidation). The Company may offset damages for breach of this Agreement by a Member whose interest is liquidated against the amount otherwise distributable to such Member.

15.4 Rights of Members. Unless the Class A Members agree by a Super Majority to distribution in-kind, no Class A Member or Class B Member shall have a right to the distribution of his share of remaining assets in any form other than cash. Unless otherwise expressly provided, no Member (except in such Member’s capacity as a creditor) shall have priority over any other Member in the distribution of assets. Except as provided by law, each Member shall look solely to the assets of the Company for the return of his Adjusted Capital Contribution upon dissolution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Adjusted Capital Contribution of each Member, no Member shall have any recourse against any other Member. The winding up of the Company and the distribution of its assets shall be conducted exclusively by the Manager (or at the Manager’s direction), who is hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any Company assets the Manager(s) deem necessary or appropriate to sell.

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15.5 Certificate of Cancellation. When all liabilities of the Company have been discharged or adequate provision has been made therefor, and all Company property and assets have been distributed to the Members, the Manager(s) shall file with the Secretary of State a certificate of cancellation or similar document as required by law.

ARTICLE XVI (Reserved)

ARTICLE XVII (Buy/Sell Agreement)

DURING THE FIRST TEN YEARS OF THIS AGREEMENT, THIS ARTICLE AND THE BUY/SELL OPTIONS AND RIGHTS CONTAINED IN THIS ARTICLE WILL ONLY BE APPLICABLE AND AVAILABLE TO THE MEMBERS PURSUANT TO THE “BUY/SELL TRIGGER” AS DEFINED AND SET FORTH IN SECTION 18.15 BELOW. ON AND AFTER THE TENTH (10TH) ANNIVERSARY OF THIS AGREEMENT, EITHER PARTY MAY AVAIL THEMSELVES OF THIS PROVISION WITHOUT REQUIRING THE PRIOR INITIATION OF A “BUY/SELL TRIGGER”.

17.1 Separation Notice. Every Class A Member shall be entitled to extend to any other Class A or Class B Member or group of Class A or Class B Members a “Separation Notice.” A Separation Notice will act as the giving Class A Member’s (the “Separating Member”) election to initiate the irrevocable put/call arrangement provided for below. Any Class A Member may act as the Separating Member, and all of the Class A Members hereby acknowledge that the provisions of this Article may or will operate to divest a Class A Member of his/her/its Interest in the Company. No Separation Notice may be given when another is outstanding. Any Separation Notice shall be given to all of the Class A Members and shall state at least:

(a)       Desire to Separate. The Class A or Class B Member or group of Class A or Class B Members from whom the Separating Member wishes to separate (the “Responding Members “); and

(b)        Value. The value, as determined in the sole and absolute discretion of the Separating Member, of all of the assets of the Company. Such value to be used to determine the price of the Class A Interests purchased or sold hereunder.

17.2 Call Notice, Put Notice, or Dissolution Notice. Within fifteen (15) days after delivery of a Separation Notice, each Responding Member (the Member(s) designated pursuant to Section 17.1(a) above) shall deliver to the Separating Member and every other Responding Member, if any:

(a)        Call Notice. Written notice (“Call Notice”) of the Responding Member’s election to purchase a Pro Rata Share (hereinafter defined) of the Separating Member’s Interest; or

(b)       Put Notice. Written notice (“Put Notice”) of the Responding Member’s election to sell all of his/her/its Interests to the Separating Member; or

(c)       Dissolution Notice. Written notice (“Dissolution Notice”) of the Responding Member’s election to cause an Event of Dissolution, provided, however, the option to issue a Dissolution Notice under this Subsection 17.2(c) is limited to Class A Members only, and may only be elected on or after the 10th anniversary of this Agreement. In the event any Class A Member duly issues a Dissolution Notice pursuant to this Subsection 17.2(c), regardless of what any other Responding Members may have elected, the Company shall be dissolved pursuant to the terms of Article 15.

The failure or refusal of a Responding Member to give a Call Notice, Put Notice or Dissolution Notice within said fifteen day period shall be deemed the giving of a Put Notice by that Responding Member. In the event there is more than one Responding Member, and any one such Responding Member shall have given (or is deemed to have given) a Put Notice (a “Declining Member”), the other Responding Member(s) that had given a Call Notice, if any (the “Accepting Members”), shall be entitled to provide a Call Notice to the Separating Member as to the Interests that the Declining Member was entitled to call but rejected (the “Declined Interest”). Such notice by the Accepting Members (“Cover Notices”) must be delivered to the Separating Member, the Declining Member, and every other Accepting Member within thirty (30) days of the initial Separation Notice. The Accepting Members may agree among themselves as to the percentage that each will be entitled to purchase of the Declined Interest (but, if they cannot agree, each will be entitled to a Pro Rata Share of the Declined Interest). In no event may the Responding Members fail to provide notices that will result in either the purchase of all of the Separating Member’s Interests or the sale of all of the Responding Members’ Interests. Therefore, the failure of the Responding Members to provide, within the time periods stated above, Call Notices or a combination of Call Notices and Cover Notices that will operate to purchase 100% of the Separating Member’s Interest shall be deemed the giving of Put Notices by all of the Responding Members.

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The term “Pro Rata Share” shall mean, as to Section 17.2(a), a percentage equal to the percentage Interest the Responding Member holds in the Company relative to the total percentage Interests held by all Responding Members and, as to the immediately preceding paragraph, a percentage equal to the percentage Interest the Accepting Member holds in the Company relative to the total percentage Interests held by all Accepting Members.

17.3 Purchase and Sale of Interests. The closing of a purchase pursuant to this Article shall take place at the offices of the Company at such time and date as may be agreed upon by the Separating Member and the Responding Member(s) (or Accepting Member(s), as the case may be), provided that in no event shall such closing take place later than ninety (90) days after delivery of the original Separation Notice (the “Closing Date“). At closing, the Separating Member, in the case of Call Notices and/or Cover Notices shall sell all of his/her/its Interest to the Responding Members (or Accepting Members); or, in the case of Put Notices, the Separating Member shall purchase all of the Interests of every Responding Member. The purchase price shall be paid in cash or certified funds, unless another arrangement is agreed to by the selling Member. The selling Member shall deliver to the purchasing Member an assignment of the selling Member’s Interest in the form and content described in Section 17.5.

17.4 Determination of Purchase Price. The purchase price for any Member’s Interest under this Article shall be the amount that Member would receive as a distribution in liquidation of the Company if the Company were liquidated and the total amount being distributed in the liquidation were the value of the Company assets, as determined by the Separating Member and set forth in the Separation Notice.

17.5 Form of Assignment. An assignment of a Member’s Interest in the Company under this Article shall be in writing, shall be an absolute assignment of all of such Member’s Interest, and shall warrant:

(a)        Percentage Ownership Interest. The Percentage Interest is owned by the Member making the assignment;

(b)       No Encumbrances. That such Interest is free and clear of all encumbrances; and

(c)       Power to Assign. That the Member making the assignment has the full and complete right, power and authority to make the assignment.

17.6 Failure to Transfer. If any Member is required under this Article to transfer his/her/its Interest in the Company, and fails to do so within the time required, time being of the essence hereof, or fails to do so in the form required, then the Members to whom such transfer is to be delivered, in addition to all other remedies that may be available, shall have the right to an action for specific performance and damages against the Defaulting Member.

ARTICLE XVIII (Miscellaneous)

18.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the recipient or, if the recipient is a non-natural person, to an executive office to whom the same is directed or, if sent by registered or certified mail, return receipt requested, postage and charges prepaid, or by next-day delivery by an a nationally recognized courier service, in any case, addressed to the recipient’s address registered with the Company (or, if to the Company, to the address of the Company’s principal place of business). If mailed or couriered in the manner described above, such notice, demand, or communication shall be deemed delivered when deposited for delivery.

18.2 Books of Account and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Manager(s) in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The books and records shall at all times be maintained at the Company’s principal place of business and shall be open to the reasonable inspection and examination as more fully described herein.

18.3 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO. In the event of a direct conflict between the provisions of this Agreement and any provision of the Articles, the provision of the Articles shall control.

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18.4 Waiver of Action for Partition. Each Member irrevocably waives any right that the Member may have to maintain any action for partition with respect to any property of the Company.

18.5 Amendment. This Agreement may be amended or modified from time to time only by a written instrument adopted, executed, and agreed to by a Super Majority provided that no such modification may in any way adversely affect or impact the Class B Members unless consented to, by the affected Class B Member(s).

18.6 Further Assurances. Each Member hereby agrees to execute and deliver such other and further statements of interest and holdings, designations, powers of attorney and other instruments and perform any additional acts that may be necessary or appropriate to comply with this Agreement or law.

18.7 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

18.8 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision herein.

18.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation or prevent the insistence in the future of strict performance of the same condition or covenant.

18.10 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

18.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, it shall be interpreted in such a manner as to render it to the fullest extent possible enforceable. In connection with such interpretation, it is the intent of the parties hereto that this Company be taxed as a partnership, such that any interpretation shall not be made which would defeat such intent. If such provision is incapable of a reasonable interpretation, thereby rendering it unenforceable, then it shall be stricken herefrom, but the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

18.12 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Provided, however, that this provision is subject to the restrictions herein pertaining to the transfer or assignment of Interests.

18.13 Creditors. No provision of this Agreement including, but not limited to, those concerning Capital Contributions and distributions of Net Distributable Cash, shall be construed to be for the benefit of any third party or for the benefit of any creditor of the Company or a Member.

18.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

18.15 Deadlock; Buy/Sell Trigger.

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(a)       Deadlock. In the event the Managers cannot reach an agreement where an agreement by the Managers is required herein, or otherwise the Managers cannot reach agreement with respect to a decision to act or not act on any material matter that involves a significant amount of money or involves a strategic decision concerning the business, operations or prospects of the Company, then such deadlock will be resolved by the Super Majority. In the event the Members cannot reach an agreement where an agreement by the Members is required herein (including agreement by the Super Majority when required to resolve a deadlock between the Managers as set forth above), or otherwise the Members cannot reach agreement with respect to a decision to act or not act on any material matter that involves a significant amount of money or involves a strategic decision concerning the business, operations or prospects of the Company, then, the following procedure shall apply: within five business days after the failed vote occurs, each Class A Member shall submit to the other Class A Member(s) a written best and final proposed solution to the deadlocked issue (the “Proposed Solution”), which Proposed Solution shall include all backup, factual information, persuasive arguments and any other information that the submitting Class A Member deems appropriate for review and consideration by the other Class A Member(s) and potentially the Arbitrator (defined below). After the Class A Members have had an opportunity to review the submitted Proposed Solutions, but in no event longer than ten business days after the failed vote occurred, the Class A Members shall re-vote on the deadlocked issue. If the Class A Members are still deadlocked on the issue after such re-vote, then the Class A Members will submit the matter to the Arbitrator for a final determination. Submission of the matter to an Arbitrator shall consist ONLY of the following: (a) all Class A Members, in the presence of each other, together notifying the Arbitrator that there is a failed or deadlocked vote and providing the Arbitrator with only the following information: (i) the question or issue worded exactly as it was worded immediately prior to being voted upon for the first time, and (ii) copies of only those Proposed Solutions that were timely submitted pursuant to this Section above, as such Proposed Solutions were originally drafted, with no further revisions or additions allowed. No Class A Member will be allowed to contact or communicate or correspond in any way with the Arbitrator outside of the presence of the other Class A Members, and none of the Class A Members may offer any arguments or information to the Arbitrator except for delivering the Proposed Solutions to the Arbitrator as described above. The Arbitrator, for his/her final determination, must choose only one of the Proposed Solutions exactly as proposed, and may not modify or compromise the selected Proposed Solution. Once the Arbitrator has made his/her final determination, the Class A Members agree to be irrevocably bound thereby and may not contest, appeal or litigate the matter, and hereby waive their right to do so, subject only to the Buy/Sell Trigger (defined below). The term “Arbitrator” as used herein means any neutral third party individual engaged by the Company to perform the functions described for such Arbitrator in this Section. The Arbitrator will be selected by the Super Majority. In the event the Class A Members cannot agree on an Arbitrator, each Class A Member shall submit, in writing, the name of such Member’s proposed Arbitrator (each a “Proposed Arbitrator”), and each such Proposed Arbitrator, by majority vote, will select an individual to be the final Arbitrator, provided however, such final Arbitrator may not be one of the Proposed Arbitrators and must have reasonably extensive experience in the subject matter.

(b)       Buy/Sell Trigger. In the event any deadlock cannot be resolved by the Class A Members without resorting to the arbitration process, and any such deadlock is finally resolved by an Arbitrator, pursuant to Subsection 18.15(a) above (each a “Buy/Sell Trigger”), then any Class A Member (regardless of which Class A Member’s Proposed Solution was chosen by the Arbitrator) may initiate the buy/sell process set forth in Article 17 herein, by providing a Separation Notice within not more than forty-five (45) days after the Arbitrator has made its final decision (the “Buy/Sell Trigger Deadline”). In the event any Class A Member fails to deliver the Separation Notice, pursuant to the terms and conditions set forth in Article 17, by the expiration of the Buy/Sell Trigger Deadline, then such Class A Member’s right to exercise the buy/sell provisions in Article 17, shall be forfeited and waived with respect to that particular Buy/Sell Trigger. The Class A Members’ rights in this Subsection shall apply to each Buy/Sell Trigger event.

8.16 Investment Representations. The undersigned Members and Economic Interest Owners, if any, understand: (1) that the Interests and Economic Interests evidenced by this Agreement have not been registered under the Securities Act of 1933, as amended (the “1933 Act”) or any other state securities laws (collectively, the “Securities Acts”) because the Company is issuing these Interests and Economic Interests in reliance upon the exemptions from the registrations requirements of the Securities Acts providing for issuance of securities not involving a public offering; (2) that the Company has relied upon the fact that the Interests and Economic Interests are to be held by each Member for investment; and (3) that exemption from registrations under the Securities Acts would not be available if the Interests and Economic Interests were acquired by a Member with a view to distribution.

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Accordingly, each Member and Economic Interest Owner hereby confirms to the Company that such Member and Economic Interest Owner is acquiring the Interests and Economic Interests for such own Member’s and Economic Interest Owner’s account, for investment and not with a view to the resale or distribution thereof. Each Member and Economic Interest Owner agrees not to transfer, sell or offer for sale any portion of the Interests or Economic Interests, unless there is an effective registration or other qualification relating thereto under the Securities Acts or unless the holder of Interests or Economic Interests delivers to the Company an opinion of counsel, satisfactory to the Company, that such registration or other qualification under the Securities Acts is not required in connection with such transfer, offer or sale. Each Member and Economic Interest Owner understands that the Company is under no obligation to register the Interests or Economic Interests or to assist such Member or Economic Interest Owner in complying with any exemption from registration under the Securities Acts, if such Member or Economic Interest Owner should, at a later date, wish to dispose of the Interest or Economic Interest. Furthermore, each Member realizes that the Interests and Economic Interests are unlikely to qualify for disposition under Rule 144 promulgated under the 1933 Act, unless such Member is not an “affiliate” of the

Company and the Interest or Economic Interest has been beneficially owned and fully paid for by such Member or Economic Interest Owner for at least two years.

Prior to acquiring the Interests and Economic Interests, each Member and Economic Interest Owner has made an investigation of the Company and its business and have had made available to each such Member and Economic Interest Owner all information with respect thereto which such Member needed to make an informed decision to acquire the Interest or Economic Interest. Each Member and Economic Interest Owner considers itself to be a Person possessing experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of such Member’s or Economic Interest Owner’s investment in the Interest or Economic Interest.

18.17 Majority Interest/Super Majority. For the avoidance of doubt, so long as there are only two Class A Members of the Company, votes requiring a Majority Interest or Super Majority shall require the unanimous consent of the Class A Members.

18.18 Self-Help. The Class A Members anticipate and expect that the activities required in order to achieve the purpose and scope of the Company set forth in Section 2.4 above shall be accomplished by each of the Class A Members or their affiliates (each a “Service Provider”) providing particular services (the “Services”) to clients of the Company pursuant to a written service contract with each such client (each a “Service Contract”). Generally, the Services expected to be performed by each Class A Member’s Service Provider, are listed in Exhibit B attached hereto and incorporated herein. The Class A Members acknowledge and agree that they were granted their respective Interests in the Company, and are entitled to enjoy the corresponding Company distributions, as part consideration for their good faith fulfillment of the Services through their respective Service Provider. If any Service Provider (the “Failing Service Provider”) of any Class A Member (the “Failing Class A Member”) refuses, fails or neglects to perform any or all of the Services to be performed by it under any Service Contract (the “Failed Services”), for any reason, and such refusal, failure or neglect continues for more than thirty (30) days (the “Cure Period”) after written demand (the “Self-Help Notice”) to the Failing Class A Member by the other Class A Member (the “Performing Class A Member”), unless the time necessary to correct, cure or fulfill such Failed Services exceeds thirty (30) days, in which event, provided the Failing Class A Member or its Failing Service Provider promptly commences to correct, cure or fulfill such Failed Services and thereafter diligently pursues the same to completion, the Cure Period shall be extended to the time necessary, but in no event more than ninety (90) days, then, in such event, the Performing Class A Member (or its Service Provider or other designee) may undertake and complete, correct, cure or fulfill, or cause to be completed, corrected, cured or fulfilled, such Failed Services, and upon completion thereof, the Failing Class A Member shall pay the actual, out-of-pocket costs and expenses incurred by the Performing Class A Member in connection therewith, plus twenty percent (20%) of said costs for overhead and profit, within ten (10) days after presentation of a bill therefor. Failure of the Failing Class A Member to timely pay such amount shall constitute a default by the Failing Class A Member hereunder (subject to reimbursement of the Performing Class A Member’s attorneys’ fees and costs pursuant to Section 9.2(b)), and, in addition to all other remedies available at law or in equity, interest will accrue on the outstanding amounts owed by the Failing Class A Member to the Performing Class A Member at the rate of eighteen percent (18%) per annum, compounding monthly, from the date due, until paid in full. In addition to the foregoing, the Performing Class A Member may demand to be paid, and upon such demand, the Company shall be bound to pay the Performing Class A Member, any amounts due to the Performing Class A Member from the Failing Class A Member by deducting such amounts from the distributions of the Failing Class A Member, prior to making any distributions to the Failing Class A Member. The exercise by the Performing Class A Member of the forgoing self-help rights, shall not relieve the Failing Class A Member or its Failing Service Provider, of the applicable obligations under the Service Contract. The Failing Class A Member’s obligations in this Section will survive the expiration or earlier termination of the applicable Service Contract. Notwithstanding the foregoing to the contrary, in the event any Failing Class A Member receives a Self-Help Notice, and disputes the failure set forth therein by the Performing Class A Member, in writing, within ten (10) days after receipt of the Self-Help Notice (the “Dispute Notice”), then the dispute will be resolved in the same manner as a “deadlock” pursuant to the provisions of Section 18.15 above, and, if the Arbitrator finds against the Failing Class A Member, then the Cure Period shall commence immediately following such determination by the Arbitrator. In the event the Failing Class A Member fails to timely provide the Dispute Notice to the Performing Class A Member, then it shall be deemed that the Failing Service Provider is guilty of the Failed Services identified in the Self-Help Notice, and the Cure Period shall be deemed to have commenced as of the date of the Self-Help Notice.

[SIGNATURES ON FOLLOWING PAGE(S)]

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IN WITNESS WHEREOF, the undersigned have executed and adopted this Agreement as of the date first set forth above.

COMPANY:

Midnight Auteur, LLC a Colorado limited liability company

By: Ramble DM Co, a Colorado corporation, its Manager

By: /s/ Ryan Diggins

Ryan Diggins, President

and

By: G&L Hotel Holdings LLC, a Delaware limited liability company, its Manager

By: Gin & Luck Inc, a Delaware corporation, its Manager

By: /s/ David Kaplan

Name: David Kaplan

Title: Chief Executive Officer

Class A Members:

Ramble DM Co, a Colorado corporation

By: /s/ Ryan Diggins

Ryan Diggins, President

G&L Hotel Holdings LLC, a Delaware limited liability company, its Manager

By: Gin & Luck Inc, a Delaware corporation, its Manager

By:/s/ David Kaplan

Name: David Kaplan

Title: Chief Executive Officer

[END OF SIGNATURES]

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EXHIBIT A

CLASS A MEMBERS – 100% OF INTERESTS
Name & Notice Address	Percentage in Class A	Percentage Interests of Company	Initial Capital Contribution
Ramble DM Co* Attn: Ryan Diggins 2500 Larimer St, Ste 204 Denver, CO 80205	50%	50%	$2,500.00 to be delivered on or before March 1, 2021.
G&L Hotel Holdings LLC Attn: Gin & Luck Inc. 3756 W. Avenue 40, Suite K #278 Los Angeles, CA 90065	50%	50%	$2,500.00 to be delivered on or before March 1, 2021.

*Members designated above with an asterisk (*) are referred to below individually as an “Initial Member,” and collectively as the “Initial Members.”

CLASS B MEMBERS – 0% OF ECONOMIC INTERESTS
Name & Notice Address	Percentage in Class B	Percentage Economic Interests of Company	Initial Capital Contribution
[No initial Class B Members]

Ramble DM Co, a Colorado corporation
Manager(s):	G&L Hotel Holdings LLC, a Delaware limited liability company

Partnership Representative: Ryan Diggins

Notwithstanding anything in this Agreement to the contrary, in the event one of the Initial Members sells or transfers more than 50% of its Interests in the Company, or any of the initial members of an Initial Member sells or transfers more than 50% of its membership interests in the Initial Member or permits any other person or entity other than David Kaplan or Alex Day (with respect to Initial Member, G&L Hotel Holdings LLC) or Ryan Diggins (with respect to Initial Member, Ramble DM Co.) to have control (including management authority) of the applicable entity that is the Initial Member (any or all of the foregoing are referred to herein as the “Management Vesting Trigger”), then immediately upon such Management Vesting Trigger, all of the existing Managers of the Company at the time will automatically, without further notice to any Member or Manager, be released and replaced with the Initial Member that did not cause a Management Vesting Trigger, and such remaining Initial Member will be and become the sole Manager of the Company from and after the date of such Management Vesting Trigger.

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Exhibit B

(Services to be Provided by Each Class A Member)

Ramble DM Co	G&L Hotel Holdings LLC

1.     Create an annual operating budget for all hotel related departments.

2.     Manage and operate the hotel related departments (i) in an honest, reasonable and prudent manner, (ii) consistent with the hotel offerings at other upscale boutique hotels of similar price point in the area, (iii) in accordance with the standards of the hotel,with an eye to maximizing profits in accordance with approved annual budget.

3.    Establish and implement operating procedures and protocols for all hotel related departments.

4.     Establish and implement brand standards (both internal and guest facing) for all hotel related departments.

1. Create an annual operating budget for all food and beverage related departments.

2.     Manage and operate the food and beverage related departments (i) in an honest, reasonable and prudent manner, (ii) consistent with the food and beverage offerings at other upscale boutique hotels of similar price point in the area, (iii) in accordance with the standards of the hotel,with an eye to maximizing profits in accordance with the approved annual budget.

3.     Establish and implement operating procedures and protocols for all food and beverage related departments.

4. Establish and implement brand standards (both internal and guest facing) for all good and beverage related departments.

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